EXHIBIT (d)(9)


                           REVOLVING CREDIT AGREEMENT

     This Revolving Credit Agreement is dated as of July 15, 1993 between Bertelsmann, Inc., a Delaware corporation (the "Borrower"), and Bayerische Landesbank Girozentrale (the "Bank").

                                   ARTICLE 1
                 AMOUNT AND TERMS OF REVOLVING CREDIT FACILITY

     SECTION 1.01. Revolving Credit. The Bank agrees, under the terms of this Revolving Credit Agreement (the "Agreement"), to make a series of loans (the "Loans") available to the Borrower in the amount of up to US $50,000,000.00 (Fifty Million United States dollars and no cents) (the "Facility").

     The Borrower may borrow, repay and reborrow in an aggregate principal amount at any time outstanding not exceeding US $50,000,000.00, on or after the date hereof and prior to the Maturity Date, as defined below, subject to the terms, provisions and limitations set forth herein.

     SECTION 1.02. Availability and Maturity. This Facility is available to the Borrower for the period of five years plus one day beginning July 15, 1993 (the "Effective Date") until July 16, 1998 (the "Maturity Date"). Upon each anniversary date of the Effective Date (the "Review Date"), the Maturity Date of the Facility will automatically extend by one year unless the Bank has notified the Borrower in writing at the latest 60 days prior to the Review Date that it desires to terminate the Facility 4 years plus 1 day from the applicable Review Date. If the Bank does not provide the Borrower with such notice of termination, it will be presumed that this Agreement will continue under the terms herein for a period of 5 years plus 1 day from the applicable Review Date. All borrowings and accrued interest under this Facility will be repaid in full no later than the final Maturity Date.

     SECTION 1.03. The Note. The Loans will be evidenced by a promissory note from the Borrower (hereinafter called the "Note"), in the form of Exhibit A attached hereto, duly completed, executed and dated the date of the Agreement, payable to the order of the Bank and in a principal amount equal to the Facility. The Note shall bear interest on the outstanding principal balance thereof as set forth in Section 1.04.

     SECTION 1.04. Borrowing Options. (a) LIBOR Loans: (i) Each LIBOR Loan shall bear interest at the sum of the LIBO Rate for such Interest Period plus


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


 .1875% per annum. Interest Period means the period commencing on the date of such Loan and ending on the last day of the period selected by the Borrower. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select.

          (ii) LIBOR loans shall bear interest computed on the basis of the actual number of days elapsed in a year of 360 days. Interest shall be payable on each LIBOR Loan on the last day of the Interest Period for each such LIBOR Loan, and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.

          (iii) Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to the next Business Day, unless such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day.

          (iv) The Borrower may not select an Interest Period for any LIBOR Loan if the last day of such Interest Period would be later than the Maturity Date.

          (v) The outstanding principal balance of each LIBOR Loan shall be payable on the last day of the Interest Period applicable to such LIBOR Loan.

     (b) Fixed Rate Loans: (i) the Borrower shall have the option to make borrowings at a fixed rate of interest at the inception of the Facility or any time during the life of the Facility, subject to availability. The duration of each such Fixed Rate Loan shall be selected by the Borrower.

          (ii) Fixed Rate Loans shall bear interest computed on the basis of the actual number of days elapsed in a year of 360 days. Interest shall be payable on each Fixed Rate Loan in arrears semi-annually as long as the Fixed Rate Loan is outstanding with the final interest payment due at the maturity of such Fixed Rate Loan.

          (iii) Whenever the last day of any Fixed Rate Loan would otherwise occur on a day other than a Business Day, the last day of such Fixed Rate Loan shall be extended to the next Business Day.

          (iv) The Borrower may not select a maturity date for any Fixed Rate Loan beyond the Maturity Date of the Facility.

          (v) The outstanding Principal balance of each Fixed Rate Loan shall be payable at the maturity of such Fixed Rate Loan.

     SECTION 1.05. Loans. (a) The Loans made by the Bank on any one date shall be in a minimum aggregate principal amount of $1,000,000 or if greater, in an integral multiple of $100,000.

     (b) The Borrower shall give the Bank prior written or telephonic notice of each Loan under Section 1.01; such notice shall be irrevocable and shall specify (i) the aggregate amount of the proposed borrowing, (ii) the date thereof (which shall be a Business Day), and (iii) the Interest Period with respect thereto.

     In the case of any LIBOR Loan commencing on the last Business Day of any month, the Bank reserves the right to require two days prior written or telephonic notice of such Loan from the Borrower. In such case, if the Bank does not receive two days prior written or telephonic notice from the Borrower, the Bank reserves the right to set the interest rate subject to availability.

     SECTION 1.06. Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee of .07% per annum on the average daily unused portion of the Facility (computed on the basis of the actual number of days elapsed in a year of 360 days). The Commitment Fee shall be payable in arrears, on the last day of each calendar quarter commencing September 30, 1993, and on the Maturity Date.

     SECTION 1.07. Prepayment. If the Borrower shall for any reason prepay any Loan prior to its stated maturity, the Borrower shall pay to the Bank, on demand, an amount equal to the present value of the difference of: (a) the aggregate amount of interest which would have otherwise been payable on such Loan from the date of such prepayment to the date of maturity of such Loan, minus (b) the aggregate amount of interest the Bank would earn if the amount prepaid were reinvested for the period from the date of such prepayment to the scheduled maturity of such Loan at the Treasury Rate. The "Treasury Rate" shall mean a rate per annum (computed on the basis of actual days elapsed and a year of 360 days), determined by the Bank in New York City on the date of prepayment to be the yield expressed as the rate in the secondary market in U.S. Treasury Securities having substantially the same term to maturity as the amount prepaid (see Exhibit B for sample calculation).

     A determination by the Bank as to the amount payable pursuant to this
Section 1.07 shall be conclusive, provided such determination is made in good faith. The Bank will furnish the Borrower with a certificate setting forth the basis and the amount of compensation under this Section and such certificate shall be prima facie evidence of the amounts due to the Bank absent manifest error.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

     SECTION 2.01. Representations and Warranties. The Borrower hereby represents and warrants that:

     (a) The audited financial statements of the Borrower for the fiscal year ended June 30, 1992, have been furnished to the Bank. Since June 30, 1992, there has been no material adverse change in the business or financial condition of the Borrower.

     (b) The Borrower will use the proceeds of the Loans for general corporate purposes. No part of the proceeds of the Loans will be used to purchase or carry margin stock as such terms are used in Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying margin stock, and the use of such Loans shall not result in any violation of Regulations U or X of said Board.

                                   ARTICLE 3
                             CONDITIONS OF LENDING

     SECTION 3.01. Conditions Precedent. The Bank shall not be obligated to make the Loans unless:

     (a) It shall have received the Note from the Borrower, dated the date of the Agreement and otherwise properly completed;

     (b) It shall have received copies of all corporate resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement certified by the Secretary or an Assistant Secretary of the Borrower;

     (c) It shall have received a certificate from the Secretary or Assistant Secretary of the Borrower specifying the name and titles, and including the specimen signatures, of the officers authorized to sign this Revolving Credit Agreement and the Note;

     (d) It shall have received a Letter of Comfort from Bertelsmann AG substantially in the form attached hereto as Exhibit C;

     (e) No event specified in Article 5 shall have occurred and be continuing or would exist immediately thereafter (any borrowing hereunder is to be a certification to the effect that no such event has occurred and is continuing or would exist immediately thereafter).

                                   ARTICLE 4
                                   COVENANTS

     SECTION 4.01. Notices. The Borrower shall promptly notify the Bank of any material adverse change in its business or financial condition and of any event specified in Article 5 of which it has knowledge and that will affect the Borrower's ability to perform hereunder.

     SECTION 4.02. Reporting Requirements. (a) The Borrower shall provide the Bank with a balance sheet, income statement and statement of changes in financial position, within 120 days of the end of its fiscal year prepared in accordance with generally accepted accounting principles. Annual statements shall be audited by an independent accountant.

     (b) The Borrower shall provide the Bank with the annual published financial report of Bertelsmann AG as soon as available.

     SECTION 4.03. Other Information. The Borrower shall provide the Bank with such other financial information as the Bank shall reasonably request.

     SECTION 4.04. Pari Passu Clause. The Borrower shall ensure that at all times its obligations hereunder and under the Note rank at least pari passu in right of payment with all similar unsecured funded debt of the Borrower now or hereafter outstanding, except for the guaranteed debt set forth on the attached Schedule (Exhibit D). The Borrower agrees not to permit an increase in any guaranty set forth in the attached Schedule and no guaranty will be created hereafter unless the Borrower agrees to put the Bank on a pari passu basis.

                                   ARTICLE 5
                               EVENTS OF DEFAULT

     SECTION 5.01. Events of Default. If any one of the following events shall occur while the Loans are outstanding:

     (a) Failure to pay any principal amount when due, or interest or other amount within three (3) banking days of the date they are due hereunder and such default continues for 10 Business Days after receipt of written notice from the Bank to the Borrower; or

     (b) Any representation or warranty made or deemed made by the Borrower herein, in any Loan or in any statement or certificate furnished by the Borrower in connection with this Agreement, or by Bertelsmann AG in the Letter of Comfort proves to have been incorrect, in any material respect, when made or deemed made; or

     (c) The Borrower fails to observe the agreements contained in Article 4 hereof; or

     (d) The Borrower fails to observe any other provision of this Agreement, and such failure continues unremedied for a period of thirty days after receipt of written notice from the Bank to the Borrower from the date of occurrence; or

     (e) Bankruptcy, reorganization, or insolvency proceedings, or any proceeding looking toward dissolution or winding-up as a result of insolvency, are instituted by or against the Borrower under the law of any jurisdiction; or the Borrower becomes insolvent (however such insolvency may be evidenced); or the Borrower shall admit in writing its inability, or is generally unable, to pay its debts as they become due, provided the foregoing proceedings are not stayed or dismissed within 120 days; or

     (f) The Borrower shall fail to make any payment in respect of any bank debt in excess of ;10 Million U.S. dollars when due or within the applicable grace period, if any or any event shall occur which results in the acceleration of the maturity of any such debt of the Borrower or enables the holder of any such debt to accelerate the maturity thereof, unless such debt is being contested in good faith;

then, unless the Bank shall otherwise elect, the full unpaid principal amount outstanding hereunder and accrued interest thereon shall become immediately due and payable.

                                   ARTICLE 6
                                 MISCELLANEOUS

     SECTION 6.01. Change in Regulation or Market Situation. In the event that applicable law or regulation, or any change therein or in the interpretation thereof by any governmental authority charged with the administration thereof, shall impose, modify or deem applicable any reserve requirements against assets held by or deposits in or for the account of, or advances or loans by the Bank or shall impose any other condition with respect to this Agreement and the result of any of the foregoing is to increase the cost to the Bank of funding the principal sum hereof, then the Bank may, without prior consent of the Borrower, at any time sell, assign, or transfer the Loans to any other lending office of the Bank to the effect that the cost of the Loans will not be higher as originally agreed upon draw down, provided that such sale, assignment or transfer will not increase the Borrower's cost under this Agreement or negatively impact the Borrower in any unreasonable way.

     SECTION 6.02. Amendments, Waivers. No amendment of any provision of this Agreement nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrower. A waiver by the Bank or the Borrower of any provision of this Agreement shall only be effective if in writing and signed by the Bank.

     SECTION 6.03. Survival. All representations and warranties made herein shall survive the making of the Loans hereunder and the issuance and delivery to the Bank of the Note hereunder and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Facility has not been terminated.

     SECTION 6.04. Usury. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

     SECTION 6.05. Governing Law. This Agreement shall be deemed to have been made under the laws of the State of New York, and shall be governed by and construed in accordance with the laws of said state.

     SECTION 6.06. Notices. Notices shall be given to the Bank and the Borrower by ordinary mail or telefax addressed to:


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


         The Bank:         Bayerische Landesbank Girozentrale
                           560 Lexington Avenue
                           New York, New York 10022
                           Attn.: P. Obermann

         The Borrower:     Bertelsmann, Inc.
                           1540 Broadway
                           New York, New York 10036
                           Attn.: Mr. Basil Mavrovitis,
                                  CCM, CCE Treasurer

Notices shall be effective upon receipt.

     SECTION 6.07. Fees and Expenses. The Borrower will pay all reasonable legal fees and expenses incurred by the Bank as a result of actions the Bank takes with respect to the enforcement of this Agreement and the Note issued hereunder. For purposes of this Section 6.07 reasonable legal fees and expenses shall not exceed $2,500.00.

     SECTION 6.08. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect on the date the financial data is prepared, and all financial data shall be prepared in accordance with such principles.

     IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit Agreement to be duly executed as of the day and year first written above.

Bayerische Landesbank Girozentrale


By:
   ---------------------------------
   Peter Obermann
   First Vice President
   Manager Corporate Finance


By:
   ---------------------------------
   Wilfried Freudenberger
   Executive Vice President and General Manager


Bertelsmann Inc.


   ---------------------------------
By:
   ---------------------------------
Title:
      ------------------------------


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


July 15, 1993                                                          EXHIBIT A

                                PROMISSORY NOTE

$50,000,000.00

     Bertelsmann, Inc. (the "Borrower"), a Delaware corporation, for value received, hereby unconditionally promises to pay to the order of Bayerische Landesbank Girozentrale (the "Bank") at its office located at 560 Lexington Avenue, New York, New York 10022 the principal sum of $50,000,000.00 (Fifty Million Dollars), or if less, the unpaid principal amount of all Loans (as defined in the Agreement referred to below) made by the Bank pursuant to the Agreement. The Borrower also promises to pay interest on the unpaid balance thereof, from the date hereof, at said office, in like money, at the rates and at the times provided in the Agreement.

     This Note is issued under and pursuant to the terms and conditions of a Revolving Credit Agreement dated July 15, 1993, between the Borrower and the Bank, and is entitled to the benefits thereof.

     The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

     This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

                                            Bertelsmann, Inc.


                                            By:
                                               ---------------------------------

                                            By:
                                               ---------------------------------


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


                                                                      EXHIBIT B

                       Sample Calculation for Prepayment

Assume:
Loan Amount                         =        $10,000,000
Interest Rate                       =        3.5%
Interest Period                     =        30 days
Prepayment Period                   =        10 days
Reinvestment Interest Rate          =        3.0%

a)   $10,000,000 x .035 x (10/360) = $9,722.22

b)   $10,000,000 x .03 x (10/360) = $8,333.33

a) - b) = $9,722.22 - $8,333.33 = $1,388.89

             $1,388.89               $1,388.89
PV = -------------------------  =  -------------  =  $1,387.78
       1 + (.03 x (10/360))           1.0008


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


                                                                      EXHIBIT C

                                 COMFORT LETTER

Ladies and Gentlemen,

We have taken note that you have placed at the disposal of our subsidiary Bertelsmann, Inc. a revolving credit facility in the amount of fifty million dollars (USD 50,000,000.00).

We confirm to you that the majority of the outstanding voting stock of Bertelsmann, Inc. is held by us. It is not our intention to reduce or dispose of our holding in Bertelsmann, Inc. during the validity of the above-mentioned credit facility. Should a change take place, however, we undertake to inform you thereof well in advance in order that adequate security of your claims may be agreed upon.

We shall continue to exercise all our influence over Bertelsmann, Inc. in an effort to ensure that all obligations arising from the above-mentioned credit facility can be fulfilled.

BERTELSMANN AG


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


                                                                      EXHIBIT D

                            GUARANTEED DEBT SCHEDULE

                     BERTELSMANN, INC., NEW YORK, NEW YORK

5-YEAR EVERGREEN REVOLVING CREDITS AS OF THIS DATE:

1.   Deutsche Bank $50MM Guaranteed by Bertelsmann AG (1987)

2.   Westdeutsche Landesbank $30MM Guaranteed by Bertelsmann AG (1987)

3.   Commerzbank $80MM Patronatserklaerung of Bertelsmann AG (1987)

4.   Dresdner Bank $lOMM Comfort Letter of Bertelsmann AG (1990)

5.   Chemical Bank $20MM Comfort Letter of Bertelsmann AG (1991)

MA:pk
BERTELS

                                FIRST AMENDMENT

     FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (the "First Amendment"), dated as of July 27, 2000, by and between Bertelsmann, Ire. (the "Borrower") and Bayerische Landesbank Girozentrale (the "Bank"). All capitalized terms used herein and not otherwise defined shall lave the meanings ascribed to them in the Agrecinent referred to below.

                                  WITNESSETH:

     WHEREAS, the Borrower and the Bank have entered into a Revolving Credit Agreement, dated as off July 15, 1993 (the "Agreement"); and

     WHEREAS, the parties hereto wish to amend the Agreement as herein provided.

     NOW, THEREFORE, it is agreed:

     1. Article 2, subsection (b) of the Agreement is hereby amended by deleting the entire subsection and inserting the following language in lieu thereof;

          "(b) The Borrower will use the proceeds of the Loans for general corporate purposes and the use of the Loans shall not result it any violation of Regulation U of the Board of Governors of the Federal Reserve System."

     2. This First Amendment shall become effective on the date hereof (the "Amendment Effective Date") upon the delivery by the Borrower and the Bank of executed copies hereof.

     3. From and after the Amendment Effective Date, all references in any document to the Agreement shall be deemed to be references to the Agreement as amended hereby.

     4. In order to induce the Bank to enter into this First Amendment, the Borrower hereby represents and warrants that each of the representations, warranties and agreements contained in the Agreement are true and correct in all material respects on the Amendment Effective Date, after giving effect to this Amendment (except for any representations or warranty which expressly indicates that it is being made as of a specific date, in which case the Borrower represents and warrants that such representation or warranty was true and cornet in all material respects and as of such specifio date).

     5. This First Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any othcr provision of the Agreement.

     6. This First Amendment may be executed by one or more parties to this First Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Bank.

     7. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED TN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Amendment to be duly executed and delivered as of the date first above written,

                                BERTELSMANN, INC.


                                By:
                                   -----------------------------------
                                   Name:  Robert J. Sorrentino
                                   Title: President and CEO


                                BAYERISCHE LANDESBANK GIROZENTRALE


                                By:
                                   -----------------------------------
                                   Name:  Peter Obermann
                                   Title: Senior Vice President


                                By:
                                   -----------------------------------
                                   Name:  Alexander Kohnert
                                   Title: First Vice President

       First Amendment dated May 5, 1999, to Revolving Credit Agreement, dated as of July 15, 1993, by and between
                    Bertelsmann, Inc. (The "Borrower"), and
                Bayerische Landesbank Girozentrale (the "Bank").

     A. It is hereby agreed by the Borrower and the Bank to amend the Revolving Credit Agreement as follows:

          (1) Section 1.04.(a)(i) shall read as follows: Each LIBOR Loan shall bear interest at the sum of the LEBO Rate for such Interest Period plus .25% per annum. Interest Period means the period commencing on the date of such Loan and ending on the last day of the period selected by the Borrower. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select.

          (2) Section 1.06. shall read as follows: The Borrower agrees to pay to the Bank a commitment fee of. 10% per annum on the average daily unused portion of the Facility (computed on the basis of the actual number of days elapsed in a year of 360 days). The Commitment Fee shall be payable in arrears, on the last day of each calendar quarter commencing September 30, 1999, and on the Maturity Date.

     Each amendment shall become effective as of July 15, 1999.

     B. All other terms and conditions of the above referenced Revolving Credit Agreement remain unchanged.

BAYERISCHE LANDESBANK GIROZENTRALE,
acting through its Cayman Islands Branch

By:                                         By:
   ------------------------------------        --------------------------------
   Peter Obermann                              Oliver Hildenbrand
   Senior Vice President                       Second Vice President

ACKNOWLEDGED AND AGREED TO BY:

BERTELSMANN, INC.

By:
   -----------------------------------
   Name:  Bernhard Derlath
   Title: Vice President Finance and Controller